                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                            ---------------------------

                                     FORM 8-K


                                   CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934

         (Date of Report): Date of earliest event reported: January 22, 2001


                               ESENJAY EXPLORATION, INC.
                (Exact name of registrant as specified in its charter)



         DELAWARE                     0-80243                   73-1421000
(State of Incorporation)      (Commission File Number)        (IRS Employer
                                                            Identification No.)


                        500 NORTH WATER STREET, SUITE 1100 S.
                             CORPUS CHRISTI, TEXAS 78471
                       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (361) 883-7464
                 (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                 (NOT APPLICABLE)
             (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


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ITEM 5.   OTHER EVENTS AND REGULATION FD DISCLOSURE

Esenjay Exploration has adopted the practice of providing exploration and operations information on certain factors that may affect the Company's financial performance in the future. As of January 2001, Esenjay is using the following key assumptions in its analysis of year-end 2000 and projections regarding 2001.

                                                                  Projected
                                                Quarter Ending  Quarter Ending
                                                  12/31/2000       3/31/2001
                                                --------------  --------------
Average Net Daily Production
    Natural Gas (MMCF)                               15.9            17.8
    Liquids (bbl)                                     339             363
    Gas Equivalent (MMCFE)                           17.9            20.0

                                                  Full Year        Full Year
                                                     2000            2001
                                                --------------  --------------
Capital Expenditures (1)
    Drilling                                      $18 MM        $15 MM - $20 MM
    Land & Seismic                                $ 8 MM        $ 6 MM - $ 9 MM


(1) Capital expenditures for the full year 2000 are estimated to total approximately $26 million, including approximately $18 million in drilling and completion expenditures on Esenjay's interests in 57 wells and an additional $8 million in land and new seismic costs. Drilling and completion expenditures are primarily for exploratory wells.

     Budgeted drilling and completion expenditures for the full year of 2001 include Esenjay's interests in 57 wells. Total capital expenditures in 2001 may vary depending upon several factors including cash flow, maturation of drilling prospects, drilling rig availability and costs, available bank credit based upon year-end 2000 reserve totals, funds available from the sale of project interests to industry partners, and identification of new exploration project areas. Through its exploration program, Esenjay believes it will increase production, revenue, operating cash flow and net oil and gas reserves.

On December 4, 2000, Esenjay announced a significant natural gas discovery in the deep Frio Trend in Matagorda County, Texas. The Runnells #3 was production tested at an unstimulated daily flow rate of 22 million cubic feet
(MMCF) of natural gas and 494 barrels of condensate. Esenjay is the generator and operator of this prospect and owns a 34% working interest. The Company turned the Runnells #3 well to sales at the daily rate of approximately 15 MMCF of natural gas plus 400 barrels of condensate in December. Esenjay has produced the well at daily rates of between 10 MMCF of natural gas and 250 barrels of condensate per day to as much as 20 MMCF and 600 barrels of condensate.

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The well is being monitored in order to gain information needed to establish the maximum efficient production rate. In early November of 2000 the Company had anticipated that an acceleration well would be drilled and completed near year end 2000 and would have significantly impacted first quarter 2001 net production rates. The second well on the discovery is now anticipated to commence drilling in the first quarter of 2001.

Year-end 2000 reserves are currently under review by the Company's independent reservoir engineers. While the Company believes the Runnells #3 discovery is likely to ultimately add substantial reserves, the extent of the potential reserve additions has not yet been fully evaluated. Production data information, including data on wellbore pressures which have not yet stabilized, is needed to provide meaningful reserve estimates. As a result, only a small portion of potential reserves from the Runnells #3 structural complex are likely to be included in year-end 2000 reserves. Year-end reserves, therefore, are expected to range between 21 billion cubic feet of natural gas equivalent (BCFE) and 26 BCFE. As the Runnells #3 discovery is more fully evaluated and development wells are drilled, future significant reserve additions are expected.

Cautionary Statements: This Current Report on Form 8-K contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Various factors could cause actual results to differ materially from those projected. Such factors are fluctuations in the prices of natural gas and crude oil, the need to replace reserves, the substantial capital requirements of our business, available capital, substantial uncertainties inherent in estimating quantities of natural gas and liquids reserves, projecting future rates of production and the timing of development expenditures, operating risks, the effects of governmental and environmental regulation, pending or future litigation.

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                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2001                 ESENJAY EXPLORATION, INC.



                                       By:  /s/ David B Christofferson
                                          -------------------------------------
                                          David B Christofferson, Senior
                                          Vice President, General Counsel and
                                          Principal Financial Officer